EXHIBIT 99.1

Datameg Appoints Bill Mortimer to Board of Directors

Former Agilent Leader to Help Guide the Company’s Growth and Development

BOSTON, MA—(MARKET WIRE)—July 26, 2005 — Datameg Corporation (OTC BB:DTMG.OB) today announced the appointment of Bill Mortimer to the company’s board of directors. He joins Mark McGrath, Datameg’s president and chief executive officer, who serves as the company’s chairman of the board. Mortimer’s appointment is another milestone in a series of recent organizational moves signaling the company’s commitment to restructure and capitalize on the dynamic growth predicted for Voice over IP (VoIP) service management systems.

Mortimer is a well-respected communications industry veteran with deep experience in the network testing and monitoring market. During Mortimer’s 20-year career he built successful customer relationships with leading network equipment manufacturers and service providers worldwide. Most recently, Mortimer served as Agilent’s vice president and general manager for its New Generation Networks operation, leading Agilent to become the recognized market leader in VoIP monitoring and management. In this role Mortimer grew the business by successfully obtaining contracts with such leading accounts as AT&T, Sprint, Time Warner Cable and Deutsche Telekom. Prior to that Mortimer was vice president and general manager of Agilent’s Optical Network Test Division and Communications Services Solutions business.

“Datameg is aggressively building a new and improved organization with proven skills and experience to successfully serve the growing and rapidly evolving IP telephony market,” said Mark McGrath, president and chief executive officer of Datameg. “Bill has a successful and highly regarded track record in the next-generation network technology industries. He is a proven performer who has the ideal combination of leadership skills, network technology expertise, and telecom industry experience and business relationships to help build and grow Datameg’s VoIP service assurance business.”

“Communications service providers worldwide are introducing and enhancing their VoIP services. Datameg product and services are ideal solutions for service providers that are grappling with how to deploy and operate next-generation networks,” said Bill Mortimer. “I see a tremendous opportunity ahead for us and will do everything necessary to help build the company’s market position and shareholder value.”

About Datameg

Datameg Corporation (OTC BB:DTMG.OB) is a development stage technology company focused on supplying products and related services that support critical network performance requirements in the rapidly converging voice, data and video communications industry. Specifically, through Datameg’s wholly owned subsidiary North Electric Company, Inc., the company designs, develops and offers network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as

Voice over Internet Protocol (VoIP). The VoIP industry critically depends on the ability to deliver voice service over the Internet infrastructure with the high quality that end-users have grown to expect with traditional telephony services. The company believes network monitoring for voice quality is a vital function for the successful commercial future of IP telephony.

Contact:

Contact:

Constantine Theodoropulos

Boston Communications

617.619.9801

ctheo@bcww.com